Equinix Reports Second Quarter 2018 Results

Interconnection and Data Center Leader Delivers 62nd Consecutive Quarter of Revenue Growth

REDWOOD CITY, Calif., Aug. 8, 2018 /PRNewswire/ --

  Quarterly revenues increased 18% year-over-year to $1.262 billion; a 9% year-over-year increase on a normalized and constant currency basis
  Key customer wins and expansions included China Mobile, Lithia Motors and Tencent
  Customer deployments across multiple metros increased to 85% of total recurring revenue, demonstrating the value of the Equinix global platform

Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today reported quarterly results for the quarter ended June 30, 2018. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.

Second Quarter 2018 Results Summary

  Revenues
    $1.262 billion, a 4% increase over the previous quarter
  Operating Income
    $215 million
  Adjusted EBITDA
    $604 million, a 48% adjusted EBITDA margin
    Includes $10 million of integration costs for acquisitions
  Net Income
    $68 million
    Includes $30 million of acquisition costs and $19 million of loss on debt extinguishment costs primarily related to the Infomart acquisition
  AFFO
    $428 million, a 3% increase over the previous quarter
    Includes $10 million of integration costs for acquisitions

2018 Annual Guidance Summary

  Revenues
    $5.037 - $5.077 billion, a 16% increase over the previous year; a normalized and constant currency increase of 9%, including $55 million of FX headwinds compared to prior guidance
  Adjusted EBITDA
    $2.379 - $2.419 billion or a 47% adjusted EBITDA margin, including $21 million of FX headwinds compared to prior guidance, or 48% excluding integration costs for acquisitions
    Assumes $49 million of integration costs for acquisitions
  AFFO
    $1.596 - $1.636 billion, a 12% increase over the previous year, including $4 million of FX headwinds compared to prior guidance
    Assumes $49 million of integration costs for acquisitions

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Quote
Peter Van Camp, Executive Chairman and Interim CEO and President, Equinix:

"Equinix delivered another strong quarter with record bookings across all three regions and virtually all key operating metrics showing solid momentum in our go-to-market engine and interconnection strategy. Our unique global platform of 200 data centers, and the customer ecosystems within them, remain at the heart of our strategy, as evidenced by strong cross-regional sales and healthy interconnection activity in Q2. We are looking forward to the second half of the year as we focus on our strategic initiatives, deliver value from our acquisitions and work to convert a healthy customer pipeline."

Q2 Business Highlights

  Equinix continued to expand its global platform in response to strong underlying demand. In addition to progress with the integration of acquired assets from Infomart, Metronode and Verizon, Equinix completed expansions in the Amsterdam, Denver and London metros. With a utilization rate of 82% across the platform, Equinix has an active pipeline of 32 expansion projects currently underway, including a partnership with Omantel to enter the new market of Muscat, Oman, with a new IBX data center opening next year that will serve as a regional interconnection hub between global business markets.
  Equinix completed the integration of Terremark Federal Group (TFG) into Equinix Government Solutions, expanding the company's Federal industry expertise and adding key capabilities for Federal agencies and systems integrators. This integration included 33 new Equinix employees who bring a deep understanding of the Federal sector to act as trusted advisors for IT transformation initiatives. The diverse portfolio of Equinix assets, including former Verizon government campuses in Miami and Culpeper, enables support for sensitive government workloads in an optimal environment, based on security, cost and performance.
  Interconnection revenue continued to outpace colocation revenue, reflecting the movement towards Interconnection Oriented Architecture® strategies and the rapid adoption of hybrid, multicloud as the preferred IT deployment model. Cross connects between customers increased to more than 288,000, and the Equinix Cloud Exchange FabricTM (ECX FabricTM) platform now serves more than 1,200 customers. This includes those deploying virtual connections through the new capabilities of ECX Fabric, which was extended in Q2 to Australia and Japan with full rollout in the Asia-Pacific region targeted for Q3, and full inter-regional connectivity slated for delivery by year end.
  Equinix continued the growth of its indirect selling initiatives, with channel sales increasing to more than 20% of bookings for the quarter. This accounted for half of the new logos acquired in the quarter, driven by solid performance across all regions and channels, including alliance, reseller and referral partners.

Business Outlook

For the third quarter of 2018, the Company expects revenues to range between $1.272 and $1.282 billion, an increase of 1% quarter-over-quarter, or a normalized and constant currency growth rate of approximately 2%. This guidance includes a negative foreign currency impact of $14 million when compared to the average FX rates in Q2 2018. Adjusted EBITDA is expected to range between $591 and $601 million, which includes a $9 million negative foreign currency impact when compared to the average FX rates in Q2 2018, higher seasonal utilities costs and $15 million of integration costs from acquisitions. Recurring capital expenditures are expected to range between $56 and $66 million.

For the full year of 2018, total revenues are expected to range between $5.037 and $5.077 billion, an increase of 16% year-over-year, or a normalized and constant currency growth rate of approximately 9%. This updated guidance includes a raise of full year revenues guidance of $10 million, offset by a negative foreign currency impact of $55 million when compared to prior Equinix guidance rates. Adjusted EBITDA is expected to range between $2.379 and $2.419 billion, an increase of 17% year-over-year. This updated guidance includes a raise of full year adjusted EBITDA guidance of $5 million, offset by a negative foreign currency impact of $21 million when compared to prior Equinix guidance rates, and an expected $49 million in integration costs. AFFO is expected to range between $1.596 and $1.636 billion, an increase of 12% year-over-year. This updated guidance includes a raise of full year AFFO guidance of $5 million, offset by a negative foreign currency impact of $4 million when compared to prior Equinix guidance rates. Also, AFFO includes an expected $49 million in integration costs. Non-recurring capital expenditures are expected to range between $1.8 and $1.9 billion, and recurring capital expenditures are expected to range between approximately $200 and $210 million.

The U.S. dollar exchange rates used for 2018 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.14 to the Euro, $1.31 to the Pound, ¥111 to the U.S. dollar, S$1.36 to the U.S. dollar, and R$3.87 to the U.S. dollar. The Q2 2018 global revenue breakdown by currency for the Euro, British Pound, Japanese Yen, Singapore Dollar and Brazilian Real is 19%, 9%, 6%, 6% and 3%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q2 2018 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended June 30, 2018, along with its future outlook, in its quarterly conference call on Wednesday, August 8, 2018, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the Company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call, through Thursday, November 1, 2018, by dialing 1-203-369-0283 and referencing the passcode 2018. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.

Additional Resources

  Equinix Investor Relations Resources

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most-interconnected data centers. In 52 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents income or loss from operations excluding depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of an IBX data center, and do not reflect its current or future cash spending levels to support its business. Its IBX data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of an IBX data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional IBX data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the IBX data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes acquisition costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The acquisition costs relate to costs Equinix incurs in connection with business combinations. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the acquisitions. Management believes items such as restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), which are non-GAAP financial measures commonly used in the REIT industry. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and acquisition costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX data centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix including the Infomart, Metronode and Verizon; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Recurring revenues	$1,187,749	$1,150,629	$1,010,048	$2,338,378	$1,908,488
Non-recurring revenues	74,194	65,248	56,373	139,442	107,458
Revenues	1,261,943	1,215,877	1,066,421	2,477,820	2,015,946
Cost of revenues	651,801	622,430	522,203	1,274,231	991,164
Gross profit	610,142	593,447	544,218	1,203,589	1,024,782
Operating expenses:
Sales and marketing	154,202	159,776	141,566	313,978	270,493
General and administrative	210,489	203,157	191,355	413,646	372,754
Acquisition costs	30,413	4,639	26,402	35,052	29,427
Total operating expenses	395,104	367,572	359,323	762,676	672,674
Income from operations	215,038	225,875	184,895	440,913	352,108
Interest and other income (expense):
Interest income	3,958	4,610	4,437	8,568	7,529
Interest expense	(134,673)	(126,277)	(119,042)	(260,950)	(230,726)
Other income (expense)	8,866	(3,064)	1,284	5,802	1,621
Loss on debt extinguishment	(19,215)	(21,491)	(16,444)	(40,706)	(19,947)
Total interest and other, net	(141,064)	(146,222)	(129,765)	(287,286)	(241,523)
Income before income taxes	73,974	79,653	55,130	153,627	110,585
Income tax expense	(6,356)	(16,759)	(9,325)	(23,115)	(22,718)
Net income	$67,618	$62,894	$45,805	$130,512	$87,867
Net income per share:
Basic net income per share	$0.85	$0.79	$0.59	$1.64	$1.17
Diluted net income per share	$0.85	$0.79	$0.58	$1.64	$1.16
Shares used in computing basic net income per share	79,479	79,241	77,923	79,361	75,383
Shares used in computing diluted net income per share	79,752	79,649	78,508	79,746	76,008

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income	$67,618	$62,894	$45,805	$130,512	$87,867
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") gain (loss)	(421,233)	145,851	200,983	(275,382)	307,921
Net investment hedge CTA gain (loss)	226,115	(72,635)	(101,847)	153,480	(130,398)
Unrealized loss on available-for-sale securities	—	—	(65)	—	(330)
Unrealized gain (loss) on cash flow hedges	35,280	(4,080)	(27,671)	31,200	(39,398)
Net actuarial gain on defined benefit plans	13	8	15	21	26
Total other comprehensive income (loss), net of tax	(159,825)	69,144	71,415	(90,681)	137,821
Comprehensive income (loss), net of tax	$(92,207)	$132,038	$117,220	$39,831	$225,688

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$966,308	$1,412,517
Short-term investments	18,199	28,271
Accounts receivable, net	616,472	576,313
Other current assets	249,846	232,027
Total current assets	1,850,825	2,249,128
Long-term investments	4,200	9,243
Property, plant and equipment, net	10,378,915	9,394,602
Goodwill	4,870,300	4,411,762
Intangible assets, net	2,440,087	2,384,972
Other assets	525,961	241,750
Total assets	$20,070,288	$18,691,457
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$710,584	$719,257
Accrued property, plant and equipment	269,409	220,367
Current portion of capital lease and other financing obligations	85,263	78,705
Current portion of mortgage and loans payable	75,224	64,491
Current portion of senior notes	150,828	—
Other current liabilities	142,312	159,914
Total current liabilities	1,433,620	1,242,734
Capital lease and other financing obligations, less current portion	1,426,368	1,620,256
Mortgage and loans payable, less current portion	1,317,940	1,393,118
Senior notes, less current portion	8,334,383	6,923,849
Other liabilities	633,450	661,710
Total liabilities	13,145,761	11,841,667
Common stock	80	79
Additional paid-in capital	10,253,155	10,121,323
Treasury stock	(145,632)	(146,320)
Accumulated dividends	(2,960,183)	(2,592,792)
Accumulated other comprehensive loss	(877,994)	(785,189)
Retained earnings	655,101	252,689
Total stockholders' equity	6,924,527	6,849,790
Total liabilities and stockholders' equity	$20,070,288	$18,691,457

Ending headcount by geographic region is as follows:

Americas headcount	3,375	3,154
EMEA headcount	2,661	2,560
Asia-Pacific headcount	1,574	1,559
Total headcount	7,610	7,273

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in thousands)
(unaudited)

	June 30, 2018	December 31, 2017

Capital lease and other financing obligations	$1,511,631	$1,698,961

Term loans	1,345,349	1,406,686
Mortgage payable and other loans payable	47,815	50,923
Plus: debt discount and issuance costs, net	7,265	8,615
Total mortgage and loans payable principal	1,400,429	1,466,224

Senior notes	8,485,211	6,923,849
Plus: debt issuance costs	82,297	78,151
Less: debt premium	(7,158)	—
Total senior notes principal	8,560,350	7,002,000

Total debt principal outstanding	$11,472,410	$10,167,185

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Cash flows from operating activities:
Net income	$67,618	$62,894	$45,805	$130,512	$87,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	308,828	306,465	252,386	615,293	471,399
Stock-based compensation	49,725	42,536	45,625	92,261	83,948
Amortization of debt issuance costs and debt discounts and premiums	3,362	4,099	4,130	7,461	15,710
Loss on debt extinguishment	19,215	21,491	16,444	40,706	19,947
Other items	2,322	8,888	3,775	11,210	12,155
Changes in operating assets and liabilities:
Accounts receivable	32,834	(71,275)	(112,236)	(38,441)	(151,900)
Income taxes, net	(7,485)	(15,381)	(13,290)	(22,866)	(33,927)
Accounts payable and accrued expenses	10,818	(35,143)	81,585	(24,325)	16,171
Other assets and liabilities	51,491	(23,667)	(17,751)	27,824	32,474
Net cash provided by operating activities	538,728	300,907	306,473	839,635	553,844
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	13,240	(497)	10,303	12,743	3,199
Business acquisitions, net of cash and restricted cash acquired	(830,993)	—	(3,593,613)	(830,993)	(3,629,654)
Purchases of real estate	(27,082)	(14,700)	(6,841)	(41,782)	(48,580)
Purchases of other property, plant and equipment	(520,239)	(349,729)	(348,572)	(869,968)	(625,814)
Proceeds from asset sales	—	—	—	—	47,767
Net cash used in investing activities	(1,365,074)	(364,926)	(3,938,723)	(1,730,000)	(4,253,082)
Cash flows from financing activities:
Proceeds from employee equity awards	13	25,847	45	25,860	20,119
Payment of dividend distributions	(181,760)	(186,999)	(156,290)	(368,759)	(304,373)
Proceeds from public offering of common stock, net of offering costs	7,622	—	83	7,622	2,126,341
Proceeds from loans payable	—	—	—	—	1,059,800
Proceeds from senior notes	—	929,850	—	929,850	1,250,000
Repayment of capital lease and other financing obligations	(14,069)	(55,787)	(27,864)	(69,856)	(44,460)
Repayment of mortgage and loans payable	(18,816)	(6,599)	(20,795)	(25,415)	(42,305)
Debt extinguishment costs	148	(20,704)	(8,122)	(20,556)	(11,254)
Debt issuance costs	—	(11,583)	46	(11,583)	(40,619)
Other financing activities	580	—	—	580	(900)
Net cash provided by (used in) financing activities	(206,282)	674,025	(212,897)	467,743	4,012,349
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(33,743)	7,903	5,327	(25,840)	16,868
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,066,371)	617,909	(3,839,820)	(448,462)	329,979
Cash, cash equivalents and restricted cash at beginning of period	2,068,610	1,450,701	4,943,046	1,450,701	773,247
Cash, cash equivalents and restricted cash at end of period	$1,002,239	$2,068,610	$1,103,226	$1,002,239	$1,103,226
Supplemental cash flow information:
Cash paid for taxes	$17,681	$31,761	$16,269	$49,442	$45,821
Cash paid for interest	$115,071	$107,057	$97,960	$222,128	$213,394

Free cash flow (negative free cash flow) (1)	$(839,586)	$(63,522)	$(3,642,553)	$(903,108)	$(3,702,437)

Adjusted free cash flow (adjusted negative free cash flow) (2)	$18,489	$(48,822)	$(42,099)	$(30,333)	$(24,203)

(1)

We define free cash flow as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$538,728	$300,907	$306,473	$839,635	$553,844
Net cash used in investing activities as presented above	(1,365,074)	(364,926)	(3,938,723)	(1,730,000)	(4,253,082)
Purchases, sales and maturities of investments, net	(13,240)	497	(10,303)	(12,743)	(3,199)
Negative free cash flow	$(839,586)	$(63,522)	$(3,642,553)	$(903,108)	$(3,702,437)

(2)	We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases of real estate and business acquisitions, net of cash and restricted cash acquired as presented below:
Free cash flow (as defined above)	$(839,586)	$(63,522)	$(3,642,553)	$(903,108)	$(3,702,437)
Less business acquisitions, net of cash and restricted cash acquired	830,993	—	3,593,613	830,993	3,629,654
Less purchases of real estate	27,082	14,700	6,841	41,782	48,580
Adjusted free cash flow (adjusted negative free cash flow)	$18,489	$(48,822)	$(42,099)	$(30,333)	$(24,203)

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in thousands)
(unaudited)

		Three Months Ended			Six Months Ended
		June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	Recurring revenues	$1,187,749	$1,150,629	$1,010,048	$2,338,378	$1,908,488
	Non-recurring revenues	74,194	65,248	56,373	139,442	107,458
	Revenues (1)	1,261,943	1,215,877	1,066,421	2,477,820	2,015,946

	Cash cost of revenues (2)	421,733	395,522	344,469	817,255	648,009
	Cash gross profit (3)	840,210	820,355	721,952	1,660,565	1,367,937

	Cash operating expenses (4) (7):
	Cash sales and marketing expenses (5)	91,468	98,069	89,616	189,537	189,477
	Cash general and administrative expenses (6)	144,738	142,771	123,028	287,509	241,578
	Total cash operating expenses (4) (7)	236,206	240,840	212,644	477,046	431,055

	Adjusted EBITDA (8)	$604,004	$579,515	$509,308	$1,183,519	$936,882

	Cash gross margins (9)	67%	67%	68%	67%	68%

	Adjusted EBITDA margins (10)	48%	48%	48%	48%	46%

	Adjusted EBITDA flow-through rate (11)	53%	94%	70%	55%	54%

	FFO (12)	$289,525	$290,755	$219,760	$580,280	$420,626

	AFFO (13) (14)	$428,126	$414,576	$360,114	$842,702	$664,224

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$433,895	$427,125	$374,764	$861,020	$674,037
	Interconnection	131,720	129,253	116,248	260,973	217,098
	Managed infrastructure	18,292	18,535	17,005	36,827	32,066
	Other	4,980	1,079	1,903	6,059	2,822
	Recurring revenues	588,887	575,992	509,920	1,164,879	926,023
	Non-recurring revenues	29,388	26,635	23,688	56,023	44,032
	Revenues	$618,275	$602,627	$533,608	$1,220,902	$970,055

	EMEA Revenues:

	Colocation	$293,518	$288,061	$259,684	$581,579	$512,938
	Interconnection	33,969	34,977	23,655	68,946	46,006
	Managed infrastructure	29,731	30,686	19,205	60,417	36,877
	Other	2,364	1,766	2,037	4,130	5,367
	Recurring revenues	359,582	355,490	304,581	715,072	601,188
	Non-recurring revenues	23,586	24,140	18,363	47,726	36,603
	Revenues	$383,168	$379,630	$322,944	$762,798	$637,791

	Asia-Pacific Revenues:

	Colocation	$186,172	$166,198	$147,783	$352,370	$286,778
	Interconnection	31,924	30,769	25,781	62,693	50,640
	Managed infrastructure	21,184	22,180	21,983	43,364	43,859
	Recurring revenues	239,280	219,147	195,547	458,427	381,277
	Non-recurring revenues	21,220	14,473	14,322	35,693	26,823
	Revenues	$260,500	$233,620	$209,869	$494,120	$408,100

	Worldwide Revenues:

	Colocation	$913,585	$881,384	$782,231	$1,794,969	$1,473,753
	Interconnection	197,613	194,999	165,684	392,612	313,744
	Managed infrastructure	69,207	71,401	58,193	140,608	112,802
	Other	7,344	2,845	3,940	10,189	8,189
	Recurring revenues	1,187,749	1,150,629	1,010,048	2,338,378	1,908,488
	Non-recurring revenues	74,194	65,248	56,373	139,442	107,458
	Revenues	$1,261,943	$1,215,877	$1,066,421	$2,477,820	$2,015,946

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$651,801	$622,430	$522,203	$1,274,231	$991,164
	Depreciation, amortization and accretion expense	(225,461)	(223,009)	(174,556)	(448,470)	(337,066)
	Stock-based compensation expense	(4,607)	(3,899)	(3,178)	(8,506)	(6,089)
	Cash cost of revenues	$421,733	$395,522	$344,469	$817,255	$648,009

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$180,057	$164,255	$148,589	$344,312	$261,648
	EMEA cash cost of revenues	155,085	152,814	124,485	307,899	246,660
	Asia-Pacific cash cost of revenues	86,591	78,453	71,395	165,044	139,701
	Cash cost of revenues	$421,733	$395,522	$344,469	$817,255	$648,009

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$364,691	$362,933	$332,921	$727,624	$643,247
	Depreciation and amortization expense	(83,367)	(83,456)	(77,830)	(166,823)	(134,333)
	Stock-based compensation expense	(45,118)	(38,637)	(42,447)	(83,755)	(77,859)
	Cash operating expense	$236,206	$240,840	$212,644	$477,046	$431,055

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$154,202	$159,776	$141,566	$313,978	$270,493
	Depreciation and amortization expense	(48,626)	(50,001)	(38,524)	(98,627)	(56,618)
	Stock-based compensation expense	(14,108)	(11,706)	(13,426)	(25,814)	(24,398)
	Cash sales and marketing expense	$91,468	$98,069	$89,616	$189,537	$189,477

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$210,489	$203,157	$191,355	$413,646	$372,754
	Depreciation and amortization expense	(34,741)	(33,455)	(39,306)	(68,196)	(77,715)
	Stock-based compensation expense	(31,010)	(26,931)	(29,021)	(57,941)	(53,461)
	Cash general and administrative expense	$144,738	$142,771	$123,028	$287,509	$241,578

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$144,263	$146,823	$126,868	$291,086	$251,637
	EMEA cash SG&A	57,268	60,638	56,837	117,906	119,955
	Asia-Pacific cash SG&A	34,675	33,379	28,939	68,054	59,463
	Cash SG&A	$236,206	$240,840	$212,644	$477,046	$431,055

(8)

We define adjusted EBITDA as income from operations excluding depreciation, amortization, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales as presented below:

	Income from operations	$215,038	$225,875	$184,895	$440,913	$352,108
	Depreciation, amortization and accretion expense	308,828	306,465	252,386	615,293	471,399
	Stock-based compensation expense	49,725	42,536	45,625	92,261	83,948
	Acquisition costs	30,413	4,639	26,402	35,052	29,427
	Adjusted EBITDA	$604,004	$579,515	$509,308	$1,183,519	$936,882

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$87,711	$101,736	$75,039	$189,447	$156,149
	Americas depreciation, amortization and accretion expense	160,337	158,026	124,905	318,363	213,333
	Americas stock-based compensation expense	35,104	29,877	33,771	64,981	61,545
	Americas acquisition costs	10,803	1,910	24,436	12,713	25,743
	Americas adjusted EBITDA	$293,955	$291,549	$258,151	$585,504	$456,770

	EMEA income from operations	$73,046	$64,103	$54,927	$137,149	$99,908
	EMEA depreciation, amortization and accretion expense	88,828	92,492	78,118	181,320	154,924
	EMEA stock-based compensation expense	8,403	7,139	6,611	15,542	12,660
	EMEA acquisition costs	538	2,444	1,966	2,982	3,684
	EMEA adjusted EBITDA	$170,815	$166,178	$141,622	$336,993	$271,176

	Asia-Pacific income from operations	$54,281	$60,036	$54,929	$114,317	$96,051
	Asia-Pacific depreciation, amortization and accretion expense	59,663	55,947	49,363	115,610	103,142
	Asia-Pacific stock-based compensation expense	6,218	5,520	5,243	11,738	9,743
	Asia-Pacific acquisition costs	19,072	285	—	19,357	—
	Asia-Pacific adjusted EBITDA	$139,234	$121,788	$109,535	$261,022	$208,936

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	71%	73%	72%	72%	73%
	EMEA cash gross margins	60%	60%	61%	60%	61%
	Asia-Pacific cash gross margins	67%	66%	66%	67%	66%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	48%	48%	48%	48%	47%
	EMEA adjusted EBITDA margins	45%	44%	44%	44%	43%
	Asia-Pacific adjusted EBITDA margins	53%	52%	52%	53%	51%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$604,004	$579,515	$509,308	$1,183,519	$936,882
	Less adjusted EBITDA - prior period	(579,515)	(564,840)	(427,574)	(1,115,159)	(856,533)
	Adjusted EBITDA growth	$24,489	$14,675	$81,734	$68,360	$80,349

	Revenues - current period	$1,261,943	$1,215,877	$1,066,421	$2,477,820	$2,015,946
	Less revenues - prior period	(1,215,877)	(1,200,221)	(949,525)	(2,352,482)	(1,867,323)
	Revenue growth	$46,066	$15,656	$116,896	$125,338	$148,623

	Adjusted EBITDA flow-through rate	53%	94%	70%	55%	54%

(12)

FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$67,618	$62,894	$45,805	$130,512	$87,867
	Adjustments:
	Real estate depreciation	221,029	222,855	175,387	443,884	334,801
	(Gain) loss on disposition of real estate property	878	5,006	(1,460)	5,884	(2,098)
	Adjustments for FFO from unconsolidated joint ventures	—	—	28	—	56
	FFO	$289,525	$290,755	$219,760	$580,280	$420,626

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO	$289,525	$290,755	$219,760	$580,280	$420,626
	Adjustments:
	Installation revenue adjustment	840	2,159	6,939	2,999	11,614
	Straight-line rent expense adjustment	1,664	2,301	1,015	3,965	3,424
	Amortization of deferred financing costs and debt discounts and premiums	3,362	4,099	4,130	7,461	15,710
	Contract cost adjustment	(4,384)	(3,355)	—	(7,739)	—
	Stock-based compensation expense	49,725	42,536	45,625	92,261	83,948
	Non-real estate depreciation expense	35,267	34,097	29,241	69,364	57,816
	Amortization expense	51,035	50,616	50,158	101,651	79,175
	Accretion expense (adjustment)	1,497	(1,103)	(2,400)	394	(393)
	Recurring capital expenditures	(42,206)	(35,231)	(37,869)	(77,437)	(60,541)
	Loss on debt extinguishment	19,215	21,491	16,444	40,706	19,947
	Acquisition costs	30,413	4,639	26,402	35,052	29,427
	Income tax expense adjustment	(7,827)	1,572	674	(6,255)	3,483
	Adjustments for AFFO from unconsolidated joint ventures	—	—	(5)	—	(12)
	AFFO	$428,126	$414,576	$360,114	$842,702	$664,224

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$604,004	$579,515	$509,308	$1,183,519	$936,882
	Adjustments:
	Interest expense, net of interest income	(130,715)	(121,667)	(114,605)	(252,382)	(223,197)
	Amortization of deferred financing costs and debt discounts and premiums	3,362	4,099	4,130	7,461	15,710
	Income tax expense	(6,356)	(16,759)	(9,325)	(23,115)	(22,718)
	Income tax expense adjustment	(7,827)	1,572	674	(6,255)	3,483
	Straight-line rent expense adjustment	1,664	2,301	1,015	3,965	3,424
	Contract cost adjustment	(4,384)	(3,355)	—	(7,739)	—
	Installation revenue adjustment	840	2,159	6,939	2,999	11,614
	Recurring capital expenditures	(42,206)	(35,231)	(37,869)	(77,437)	(60,541)
	Other income (expense)	8,866	(3,064)	1,284	5,802	1,621
	(Gain) loss on disposition of real estate property	878	5,006	(1,460)	5,884	(2,098)
	Adjustments for unconsolidated JVs' and non-controlling interests	—	—	23	—	44
	AFFO	$428,126	$414,576	$360,114	$842,702	$664,224

CONTACT: Equinix Investor Relations Contacts: Katrina Rymill, (650) 598-6583, krymill@equinix.com, OR Chip Newcom, (650) 598-6262, cnewcom@equinix.com, OR Equinix Media Contact: David Fonkalsrud, (650) 598-6240, dfonkalsrud@equinix.com